Exhibit 99.1

The Goldman Sachs Group, Inc. |   200 West Street |   New York, New York 10282

HARVEY M. SCHWARTZ TO BECOME CHIEF FINANCIAL OFFICER

AT THE END OF JANUARY 2013;

DAVID VINIAR TO RETIRE AND JOIN BOARD OF DIRECTORS

Call at 5 pm (EDT: New York) today to discuss changes

NEW YORK, September 18, 2012 -- The Goldman Sachs Group, Inc. (NYSE: GS) today announced that Harvey M. Schwartz, the global co-head of the Securities Division, will become Chief Financial Officer at the end of January 2013. After a distinguished 32 year career at the firm, including 12 years as the Chief Financial Officer, David Viniar has decided to retire and will join the Board of Directors as a non-independent director at that time. The firm expects to appoint additional independent directors to its board in the near term.

“We are pleased that Harvey will become our new CFO,” said Lloyd C. Blankfein, Chairman and CEO. “He has deep experience in credit, liquidity, market and operational risk. Harvey’s risk management judgment and broad understanding of our business and our clients have defined his career and will be the basis of his strengths as an effective CFO. He is a part of a senior leadership group across all of our divisions that is focused on building on a strong, global and dynamic client franchise.”

Mr. Blankfein continued, “David has made extraordinary contributions to Goldman Sachs over a remarkable 32-year career. From helping to develop many of our most important risk management processes to attracting and mentoring generations of professionals to helping the firm manage through the financial crisis, David represents the very best of Goldman Sachs and its culture. We look forward to continuing to benefit from his judgment and experience as a member of our Board in the years ahead.”

Mr. Schwartz said, “It is an honor to assume this important role and I’m looking forward to working with my colleagues across the firm to advance our clients’ goals, generate strong, long-term returns for our shareholders and safeguard and enhance our culture of risk management.”

Mr. Viniar said, “I’ve had a wonderful career at Goldman Sachs and it wouldn’t have been so without the support and talent of all of the people with whom I have worked over the last three decades. I have sought Harvey’s advice on risk judgments and market knowledge for a long time and I know he will be an outstanding Chief Financial Officer. I look forward to continuing to contribute to Goldman Sachs as a member of our Board of Directors.”

Media Contact: Jake Siewert	Investor Contact: Dane Holmes
Tel: 212-902-5400	Tel: 212-902-0300

Mr. Schwartz will assume Mr. Viniar’s responsibilities, including oversight of Operations, Technology and Finance and as co-head of the Firmwide Risk Committee. Schwartz joined Goldman Sachs as a vice president in 1997, became a managing director in 1999, and was named partner in 2002. He serves on the Management Committee, the Firmwide Risk Committee and was a member of the Business Standards Committee. He is also co-chair of the Steering Committee on Regulatory Reform.

Prior to becoming global co-head of the Securities Division, Schwartz was global head of Securities Division Sales, where he helped oversee the Division’s relationships with clients including corporations, asset managers and institutions. Before that, he was co-head of the Americas Financing Group within Investment Banking, which centralizes financing-related advice, origination and execution for clients. He received a B.A. from Rutgers University in 1987 and an M.B.A. from Columbia University in 1996.

Mr. Viniar joined the firm in 1980 in the Investment Banking Division. He assumed responsibility for the firm’s financing activities in the Treasury Department in 1992 and for the Controllers Department in 1994. From 1998 until 1999, Viniar was Deputy Chief Financial Officer. He is the longest serving Chief Financial Officer of a major financial institution on Wall Street. Viniar was named partner in 1992.

Goldman Sachs will host a call this afternoon, Tuesday, September 18, 2012 at 5 pm (EDT) with Mr. Viniar and Mr. Schwartz to discuss today’s announcement.

Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay will be available on our web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) and enter passcode 32735981 beginning approximately two hours after the event.

Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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